Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL YEAR ENDS WITH
13% INCREASE IN NET INCOME

Monett, MO, August 14, 2012 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced fiscal 2012 results. Total revenue increased 6% compared to the prior fiscal year to $1,027.1 million and gross profit also increased 6% to $423.7 million. Net income rose 13% compared to the prior fiscal year to $155.0 million.
For the quarter ended June 30, 2012, the company generated total revenue of $266.6 million compared to $249.3 million in the same quarter a year ago. Gross profit increased to $108.5 million from $104.2 million in the fourth quarter of last fiscal year. Net income in the current quarter was $43.3 million, or $0.50 per diluted share, compared to $36.6 million, or $0.42 per diluted share in the same quarter a year ago.
In fiscal 2012, total revenue was $1,027.1 million compared to $966.9 million in fiscal 2011. Gross profit increased to $423.7 million compared to $399.3 million during last fiscal year. Net income for the current year was $155.0 million, or $1.78 per diluted share, compared to $137.5 million, or $1.59 per diluted share for the prior year.
According to Jack Prim, CEO, “We are very pleased to announce record revenue, earnings and backlog of business for the fourth quarter and full fiscal year.  This also marks the first time we have closed a fiscal year with over $1 billion in total revenue and company market capitalization of over $3 billion.  We look forward to continued steady progress in fiscal 2013.”

Operating Results
“Our fiscal 2012 record revenue was driven by increases in all lines of revenue but primarily by our Support and Services revenue,” stated Tony Wormington, President. “Our Support and Services revenue represented 89% of total revenue for fiscal 2012, and continued to drive the overall revenue growth for our company. Within this line we continued to see strong growth in all of our electronic payment offerings with 15% growth in revenue for the quarter and 12% for the entire year compared to the same periods last year. Overall our Support and Services revenue grew 8% for the quarter compared to a year ago and grew 7% for the entire year.”
License revenue for the fourth quarter decreased to $14.0 million, or 5% of fourth quarter total revenue, from $15.1 million, or 6% of fourth quarter total revenue a year ago. Support and service revenue increased 8% to $236.8 million, or 89% of total revenue in the fourth quarter of fiscal 2012 from $219.2 million, or 88% of total revenue for the same period a year ago. Within support and service revenue, electronic payment services (which include ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services) had the largest growth of $12.3 million or 15% in the fourth quarter compared to the same quarter a year ago. Hardware sales in the fourth quarter of fiscal 2012 increased 6% to $15.9 million, from $14.9 million in the fourth quarter of last fiscal year. Hardware revenue was 6% of total revenue in both years.
For the fiscal year 2012, license revenue increased 3% to $54.8 million from $53.1 million and was 5% of total revenue in both years. There was growth in all components of support and service revenue in fiscal 2012 resulting in a 7% increase in support and service revenue, which expanded to $909.2 million in the year ended June 30, 2012 from $852.3 million last year. Support and service was 89% of total revenue in fiscal 2012, up slightly from 88% a year ago. Hardware sales for the fiscal year increased 3% to $63.1 million, from $61.6 million. Hardware revenue was 6% of total revenue in both periods.
Cost of sales for the fourth quarter increased 9% to $158.1 million from $145.1 million for the fourth quarter in fiscal 2011. Gross profit increased 4% to $108.5 million for the fourth quarter this fiscal year from $104.2 million last year. Gross margin was 41% in the fourth quarter compared to 42% in the same quarter last year.
Cost of sales for fiscal year 2012 increased 6%, to $603.4 million from $567.6 million for the same period ended June 30, 2011. Gross profit increased 6% to $423.7 million compared to $399.3 million last year. Gross margin was 41% for both years.

JKHY Fiscal Year Net Income Increases 13%
August 14, 2012

Gross margin on license revenue for the fourth quarter of fiscal 2012 was 90% compared to 88% in the fourth quarter of fiscal 2011. For fiscal year 2012 gross margin on license was 89% compared to 88% in the same period a year ago. The change in license gross margin is a result of fluctuations in the sales mix of products delivered. Support and service gross margin was 39% in the fourth quarter of fiscal 2012, compared to 40% in the same period in fiscal 2011. The support and service gross margin was 39% for both fiscal years 2012 and 2011. Hardware gross margins decreased for the fourth quarter to 25% compared to 27% for the same quarter last year. Hardware gross margins increased to 27% for the fiscal year from 26% last fiscal year.
Operating expenses increased 3% in the fourth quarter of fiscal 2012 compared to the same quarter a year ago primarily due to increased selling and marketing expenses. Selling and marketing expenses increased 16% in the fiscal 2012 fourth quarter to $20.6 million, or 8% of total revenue, from $17.8 million, or 7% of prior year fourth quarter revenue. Research and development expenses decreased 6% to $15.4 million, or 6% of total revenue, from $16.5 million, or 7% of total revenue, for the fourth quarter in fiscal 2011. General and administrative costs decreased 4% in the current year fourth quarter to $11.4 million, or 4% of total revenue, from $11.9 million, or 5% of total revenue, in the fourth quarter of fiscal 2011.
For the fiscal year ending June 30, 2012, operating expenses increased 2% to $187.5 million, compared to $183.0 million for last year, primarily due to increased commission expenses in line with increased revenue. Selling and marketing expenses increased 12% in fiscal year 2012 to $76.5 million from $68.1 million in the prior year, and was 7% of total revenue for both fiscal years. Research and development expenses decreased 4% to $60.9 million for fiscal 2012, from $63.4 million last year. Research and development expenses decreased to 6% of total revenue from 7% of total revenue in the prior year. General and administrative costs decreased 3% to $50.1 million in fiscal year 2012, from $51.6 million last year, and was 5% of total revenue in both years.
Operating income increased 5% to $61.2 million, or 23% of fourth quarter revenue, compared to $58.1 million, or 23% of revenue in the fourth quarter of fiscal 2011. Provision for income taxes decreased 12% in the current fourth quarter compared to the same quarter in fiscal 2011 and is 28.5% of income before income taxes this quarter compared to 34.9% of income before income taxes for the same period in fiscal 2011. The decrease in the effective tax rate during the fourth quarter was primarily due to the completion of the Internal Revenue Service audit of the tax returns for several fiscal years, which resulted in the recognition of $3.3m of previously-unrecognized tax benefits (including accrued interest) related to those years. Net income for the fourth quarter totaled $43.3 million, or $0.50 per diluted share, compared to $36.6 million, or $0.42 per diluted share in the fourth quarter of fiscal 2011.
Operating income increased 9% to $236.2 million for fiscal 2012 compared to $216.3 million a year ago. Operating income was 23% of total revenue, a slight increase from 22% last fiscal year. The provision for income taxes decreased to 33.1% of income before income taxes in fiscal 2012 compared to 33.8% in fiscal 2011. Net income totaled $155.0 million for fiscal 2012, or $1.78 per diluted share, compared to $137.5 million, or $1.59 per diluted share, for fiscal 2011.
For the fourth quarter of 2012, the bank systems and services segment revenue increased 4% to $200.9 million from $192.5 million in the same quarter last year. Gross margin was 40% in the fourth quarter of 2012, compared to 43% in the same period last year. The credit union systems and services segment revenue increased 16% to $65.7 million with a gross margin of 41% for the fourth quarter of 2012 from $56.8 million and a gross margin of 37% in the same period a year ago.
In fiscal year 2012, the bank systems and services segment revenue increased 4% to $778.5 million with a gross margin of 41%, compared to $746.9 million with a gross margin of 42% last fiscal year. The credit union systems and services segment revenue increased 13% to $248.7 million for fiscal 2012 from $220.0 million last year, with gross margin increasing to 41% in the current year, from 38% in fiscal 2011.
According to Kevin Williams, CFO, “results for the year were very much in-line with our internal forecasts and budgets. Revenue and gross profit for the year were within one percent of our projections, and we were able to get slightly more leverage to the operating income line than originally projected over a year ago. Our interest income increased due to various settlements during the year and our interest expense decreased significantly as we continue to decrease the debt on our balance sheet. We currently have a strong cash balance along with our entire revolver facility available for potential acquisitions, stock buy-backs, which we purchased a little over a million shares during the quarter just ended, and general investment in the company.”

Balance Sheet, Cash Flow, and Backlog Review
At June 30, 2012, cash and cash equivalents increased to $157.3 million from $63.1 million at June 30, 2011. Trade receivables increased to $218.3 million from $207.5 million a year ago. Current and long term debt decreased from $154.0 million a year ago to $131.7 million at June 30, 2012 primarily due to the repayment of the revolving credit facility and ongoing quarterly term loan payments. Deferred revenue increased slightly to $296.0 million at June 30, 2012, compared to $295.1 million a year ago. Stockholders' equity increased 12% to $983.1 million at June 30, 2012, compared to $879.8 million a year ago.
Backlog increased 21% at June 30, 2012 to $435.3 million ($92.7 million in-house and $342.6 million outsourcing) from $358.8 million ($79.1 million in-house and $279.7 million outsourcing) at June 30, 2011. Backlog increased 10% when compared to March 31, 2012, which was $397.0 million ($82.4 million in-house and $314.6 million outsourcing).

JKHY Fiscal Year Net Income Increases 13%
August 14, 2012

Cash provided by operations totaled $264.6 million in the current year compared to $240.1 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Year Ended
	June 30,
	2012	2011
Net income	$154,984	$137,471
Non-cash expenses	121,912	115,732
Change in receivables	(10,795)	940
Change in deferred revenue	896	19,487
Change in other assets and liabilities	(2,447)	(33,498)
Net cash provided by operating activities	$264,550	$240,132
Cash used in investing activities for fiscal 2012 of $76.3 million included capital expenditure on facilities and equipment of $41.4 million and $37.9 million for the development of software. Cash used in investing activities for fiscal 2011 was $59.0 million and included capital expenditures of $32.1 million, and capitalized software development of $27.0 million.
During fiscal 2012, net cash used in financing activities for the current fiscal year was $94.1 million and included repayments on our credit facilities of $35.3 million, purchase of treasury stock of $34.4 million and the payment of dividends of $38.1 million. Cash used in financing activities was partially offset by net proceeds of $13.7 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises. Net cash used in financing activities for the prior fiscal year was $243.5 million and included repayments on our credit facilities of $229.9 million and dividends paid of $34.4 million, partially offset by net proceeds of $20.4 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of technology solutions and payment processing services primarily for financial services organizations. Its solutions serve more than 11,900 customers nationwide, and are marketed and supported through four primary brands. Jack Henry Banking™ supports banks ranging from de novo to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs. iPay Technologies™ operates as a leading electronic bill pay provider supporting banks and credit unions with turnkey, highly configurable retail and small business electronic payment platforms.  Additional information is available at www.jackhenry.com. The company will hold a conference call on August 15, 2012; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Fiscal Year Net Income Increases 13%
August 14, 2012

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended			Year Ended
	June 30,		% Change	June 30,		% Change
	2012	2011		2012	2011
REVENUE
License	$13,986	$15,123	(8)%	$54,811	$53,067	3%
Support and service	236,762	219,191	8%	909,176	852,253	7%
Hardware	15,861	14,941	6%	63,122	61,577	3%
Total	266,609	249,255	7%	1,027,109	966,897	6%
COST OF SALES
Cost of license	1,445	1,883	(23)%	6,111	6,285	(3)%
Cost of support and service	144,735	132,244	9%	551,285	515,917	7%
Cost of hardware	11,917	10,936	9%	45,983	45,361	1%
Total	158,097	145,063	9%	603,379	567,563	6%
GROSS PROFIT	108,512	104,192	4%	423,730	399,334	6%
Gross Profit Margin	41%	42%		41%	41%
OPERATING EXPENSES
Selling and marketing	20,588	17,791	16%	76,500	68,061	12%
Research and development	15,394	16,452	(6)%	60,876	63,395	(4)%
General and administrative	11,377	11,899	(4)%	50,119	51,561	(3)%
Total	47,359	46,142	3%	187,495	183,017	2%
OPERATING INCOME	61,153	58,050	5%	236,235	216,317	9%
INTEREST INCOME (EXPENSE)
Interest income	856	15	5,607%	1,176	125	841%
Interest expense	(1,375)	(1,841)	(25)%	(5,743)	(8,930)	(36)%
Total	(519)	(1,826)	(72)%	(4,567)	(8,805)	(48)%
INCOME BEFORE INCOME TAXES	60,634	56,224	8%	231,668	207,512	12%
PROVISION FOR INCOME TAXES	17,307	19,650	(12)%	76,684	70,041	9%
NET INCOME	$43,327	$36,574	18%	$154,984	$137,471	13%
Diluted net income per share	$0.50	$0.42		$1.78	$1.59
Diluted weighted average shares outstanding	87,051	87,090		87,287	86,687

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				June 30,		% Change
				2012	2011
Cash and cash equivalents				$157,313	$63,125	149%
Receivables				218,305	207,510	5%
Total assets				1,619,492	1,505,797	8%

Accounts payable and accrued expenses				$74,577	$62,308	20%
Current and long term debt				131,669	154,031	(15)%
Deferred revenue				296,000	295,104	<1%
Stockholder's Equity				983,056	879,776	12%